UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2009

Capital Growth Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 2060, Chicago, Illinois 60661

(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

This Form 8-K/A supplements the prior disclosures contained in the Form 8-K filing of the Capital Growth Systems, Inc. (the “Company”) with respect to its OTCBB Delinquency Notification dated April 16, 2009 (“Notification”) stating that the Company was delinquent with respect to the filing of its Annual Report on Form 10-K for the year ended December 31, 2008 and that, absent timely curing of the delinquency, securities of the Company would not be eligible for quotation on the OTC Bulletin Board.

On May 13, 2009, the Company filed a notice of appeal of the outside date for the delisting qualification with the Financial Industry Regulatory Authority (FINRA). An oral hearing was held by the Company with FINRA as to the listing eligibility matter. On June 26, 2009, the Company received the notice of decision from the hearing officer that the Company’s appeal was denied. The decision was not called for review by the FINRA National Adjudicatory Council pursuant to Rule 9760 and therefore the decision is effective upon service and constitutes the final action of FINRA with respect to the proceeding.

As a result of the determination, the Company’s Common Stock is currently ineligible for quotation on the Over the Counter Bulletin Board. The Company has retained independent registered public accountants to complete the audit of its financial statements for the year ended December 31, 2008, as well as to review its interim financial statements for the quarter ended March 31, 2009. It is the Company’s present intention, following completion of the respective audit and review, to file its Form 10-K for the year ended December 31, 2008 and its Form 10-Q for the quarter ended March 31, 2009, and to apply for reinstatement of quotation of its Common Stock on the Over the Counter Bulletin Board promptly following such filings. During the period from delisting until reinstatement (if reinstatement is effected), it is expected that the Company’s Common Stock will be subject to quotation by broker/dealers electing to make a market in the Pink Sheets. There can be no assurances as to when, if at all, the Company’s securities will be reinstated for trading on the Over the Counter Bulletin Board.

Item 9.01	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2009

CAPITAL GROWTH SYSTEMS, INC.

By:	/s/ Jim McDevitt
Jim McDevitt
Chief Financial Officer

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